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                                                                   EXHIBIT 10.50
PIRINATE CONSULTING GROUP, LLC

6 CANOE BROOK DRIVE
LIVINGSTON, NEW JERSEY 07039
(973) 533-8027
(973) 535-1945 (fax)


April 6, 2001
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John B. Frieling
Chief Executive Officer
Aquis Communications, Inc.
1719A Route 10
Suite 300
Parsippany, New Jersey 07054


Gentlemen:

When executed in the space provided below, this letter agreement ("Agreement") shall serve to memorialize the terms and conditions of the retention of PIRINATE Consulting Group ("PIRINATE") by Aquis Communications, Inc. (the "Company"), as follows:

      1. Effective Date. The effective date of the Agreement shall be April 5, 2001. PIRINATE shall provide the personal services of Eugene Davis ("Davis"), a member of PIRINATE, to the Company with respect to projects personally assigned by the Board of Directors (the "Board") of the Company.

      2. Initial Assignment. Davis' initial assignment shall be to assist the senior management of the Company in negotiating a reorganization of the Company's capital structure and to develop and implement a three-year business plan.

      3. Time and Place of Performance. The performance of Davis' services will be rendered during such time, and in such places, as may be agreed by Davis and the Company. Davis will be allowed such reasonable use of the facilities and clerical assistance at the Company's offices and elsewhere of a quality, nature and to the extent generally made available to the senior executive officers of the Company.

      4. Compensation. PIRINATE will initially receive $21,000 per each month or portion of a month that services are rendered hereunder. The $21,000 payment shall be in exchange for up to seven (7) days' services by Davis in any calendar month. Additional days of Davis' services in any particular month shall be billed at $3000 per day.

      5. Payments. All amounts payable hereunder shall be paid by the Company in advance on the first day of the month in which services are rendered. PIRINATE will provide the Company a monthly invoice for the basic $21,000 payment that will include a statement of the prior month's out-of-pocket expenses to be reimbursed by the Company and charges for any additional days' services provided in such prior month. Any additional days' services

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          beyond the services covered by the monthly retainer and any major expenses must be approved in advance by the Company. Any such expenses shall be consistent with expense guidelines applicable to the most senior executives of Company. In addition, PIRINATE may receive additional success fees, bonuses and equity participations, as the Board may deem appropriate. While the Board has no obligation to award such additional compensation, the parties hereto acknowledge that the potential for such additional compensation is a material consideration with respect to the engagement of PIRINATE by the Company.

      6. Supplemental Agreements. In the event PIRINATE is further engaged by the Company to assist in or generate transactions in addition to the consulting services contemplated hereby, the parties shall enter into supplemental agreements providing for such additional fees, success fees, finder's fees and/or equity participations as are typical for such transactions and to which the parties shall mutually agree.

      7. Independent Contractor. Davis and PIRINATE shall be independent contractors hereunder and shall receive such indemnification by the Company as is generally provided to executive officers of the Company.

      8. Confidentiality. PIRINATE and Davis shall maintain all non-public information of the Company as strictly confidential except to the extent otherwise required by applicable law or court order.

      9. Term. The initial term of this engagement shall be six (6) months. Thereafter, either party may terminate this agreement, with or without cause, effective following sixty (60) days prior written notice. Any termination shall be without prejudice to PIRINATE's right to receive retainer payments, payments for additional days' services and reimbursement of expenses and any other compensation to which PIRINATE may be entitled for all periods prior to the effective date of such termination, including incentive or additional compensation as contemplated above.

     10. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Venue with respect to the enforcement of this Agreement shall be in the courts of the State of New Jersey and all costs incurred by PIRINATE for the collection of compensation due hereunder shall be borne by the Company.

     11. Expenses. Each of the parties hereto shall be responsible for their respective costs and expenses incurred in the preparation and negotiation of this Agreement.

     12. Responsibility for Taxes. Davis and PIRINATE shall be solely responsible for the payment of any taxes attributable to their receipt of compensation from the Company and the Company will not withhold any amounts from the payments or benefits to be made or provided to Davis and PIRINATE.

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     13.  Amendments. This Agreement may not be amended except by written agreement of all the parties hereto. Any of the terms and conditions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof.

     14. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by certified mail, postage prepaid, as follows:

                A. If to Davis and PIRINATE, to:

                   Eugene I. Davis

                   PIRINATE Consulting Group, LLC

                   5 Canoe Brook Drive

                   Livingston, New Jersey 07039

                B. If to the Company, to:

                   John B. Frieling

                   Chief Executive Officer

                   Aquis Communications, Inc.

                   1719A Route 10

                   Suite 300

                   Parsippany, New Jersey 07024

     15. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     16. Miscellaneous. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) agreement. Headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning and interpretation of this Agreement. This Agreement and the documents and instruments referred to herein constitute the entire Agreement between the parties hereto and supersede all other understandings with respect to the subject matter hereof.


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     17.  Severability. The provisions of this Agreement shall be deemed independent and severable, and the invalidity or partial invalidity or unenforceability of any one provision shall not affect the validity or enforceability of any other provision.

PIRINATE greatly appreciates the opportunity of working with the Company. Please evidence your acceptance of the foregoing terms and conditions by executing a counterpart of this Agreement in the space provided below and returning same to the address set forth above.

Sincerely,




Eugene I. Davis
Chairman and Chief Executive Officer


Agreed and accepted this ________ day of _____________, 2001 by:


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Aquis Communications, Inc.
By:/s/ John B. Frieling
   ----------------------------
     John B. Frieling
     Chief Executive Officer